Exhibit 10.53

SETTLEMENT AGREEMENT

Between

Mondelez Deutschland Services GmbH & Co KG
Konsul Smidt Strasse 21
28217 Bremen
- “Company” –

and

Hubert Weber
Bleierweg 5
8942 Oberrieden
Switzerland
-“Employee”-

The following Agreement is entered into:

1.    Termination
The parties mutually agree that their employment relationship shall end effective as of 31 January 2019 (hereinafter the “Termination Date”). The Employee will resign from all positions and functions he assumed in affiliated companies with effect as of the expiry of 31 January 2019 or any earlier date as requested by the Company.

2.    Remuneration
Until the Termination Date, the Employee shall receive his monthly base salary.
The annual incentive bonus for 2018 will be paid on a full year basis based on the actual business and individual performance. As regards individual performance the parties agree on a performance rating as being determined in the individual performance conversation process for 2018. Payout date will be in March 2019 and will be hypotaxed as per your international assignment setup.
A prorated incentive bonus for 31 days in 2019 will be paid based on the actual business results applicable for the MEU Region President and actual individual performance. Payout date will be in March 2020. As deferred compensation this payment will be hypotaxed similar to other compensation elements.

3.    Garden Leave/ Vacation

The Company may decide at any time to place the Employee on garden leave prior to Termination Date in which case he would make himself available during business hours upon reasonable request. All such services shall be compensated by the remuneration paid as set out in section 2 of the Agreement.
Any remaining vacation has been fully granted and taken by the Employee by Termination Date.
4.    Non - solicitation
The Employee agrees that for a period of 12 months after the Termination Date he shall neither directly nor indirectly entice away employees of the Company, its subsidiaries or parent company or cause them in any other way to leave the Company, its subsidiaries or parent company, if for that purpose he induces them to break the contract or uses information which is subject to his post-contractual duty of secrecy.

5.    Reference
Upon request, the Company shall provide the Employee with a favourable, qualified reference. The Employee shall provide the Company with a respective draft.

6.    Private Communication
The Employee shall have deleted by Termination Date all private email communication and private documents on the systems of the Company and its affiliates allowing the latter to access the Employee's accounts and archives.

7.    Secrecy
The Employee is obliged, even after the Termination Date, not to disclose to any third party any confidential business, company, technical or other information relating to the Company or its affiliates which has become known to him or with which he was entrusted during the term of his employment. The Employee shall keep confidential the contents of this Agreement unless he is obliged by statutory laws to divulge such information or the information is required for tax or social security purposes.

8.    Announcements
The Company and the Employee hereby undertake that they will not make any negative announcements about each other whether internally, to customers or to partners. Moreover, any announcement in connection with the Employee leaving Mondelez and/or this Agreement and will only be made if such announcement has been agreed upon by both parties beforehand.

9.    Pension
The Employee had acquired a vested pension claim under the scheme "Plan 1996". As soon as possible after Termination Date the Company shall inform the Employee about the amount of the acquired pension claim.

10.    Social and tax information
The Employee is aware that the Company is not competent to give binding information about the legal consequences of this Agreement under social or tax law, but that the appropriate authorities are competent and obliged to give such information.

11.    Release
With this Agreement, the parties intend to regulate their entire legal relationship. The parties agree that, with the exception of the above-mentioned claims, neither party hereto shall have any further rights or claims against the other party resulting from and in connection with the employment relationship and its termination, be they known or unknown, of whatever kind and irrespective of the date on which they originate. Not included hereunder are non-forfeitable rights such as the claims from the Company's pension scheme and claims resulting from tort. The Employee agrees that he has no unsettled claims of whatever kind against an undertaking affiliated with the Company with the exception of the settlement agreement with Mondelez Europe GmbH.

The Employee herewith terminates any employment or service relationships with any other affiliated company within the Mondelez group of companies with immediate effect.
12.     Final Provisions
Changes or additions to the Agreement must be in writing in order to be legally valid. This also applies with regard to any change in this written form clause.

The Agreement and all legal disputes arising out of it are governed by the laws of the Federal Republic of Germany.
Should a provision of the Agreement or a provision later on included in the Agreement be or become null and void as a whole or in part, or should a gap in the Agreement become evident, this does not affect the validity of the remaining provisions. However, it is the express intention of the Parties to maintain the validity of the remaining provisions at all events and thus to exclude the applicability of section 139 German Civil Code (Bürgerliches Gesetzbuch) as a whole. Instead of the null and void provision, or in order to fill the gap, such valid and practicable regulation is deemed to be agreed with effect ex tunc that in legal and economic terms comes closest to what the Parties intended or would have intended in accordance with the purpose of the Agreement if they had considered the point at the time of conclusion of the Agreement. If the nullity of a provision is due to a degree of performance or time (period or deadline) laid down in this provision, then the provision is deemed to be agreed with a legally permissible degree that comes closest to the original degree.

Bremen, 27 November 2018	Zurich, 14 December 2018
Place, Date	Place, Date
/s/ Susanne Richter	/s/ Hubert Weber
Company	Hubert Weber

Place, Date
/s/ Peter Biesterfeld
Company

3